Exhibit 99.1

32301 Woodward Ave. Royal Oak, MI 48073 www.agreerealty.com FOR IMMEDIATE RELEASE

Agree Realty Corporation Reports Third Quarter 2024 Results

Raises 2024 Acquisition Guidance to Approximately $850 Million

Capital Markets Activities Drive Record Liquidity of Over $1.9 Billion

Royal Oak, MI, October 22, 2024 -- Agree Realty Corporation (NYSE: ADC) (the “Company”) today announced results for the quarter ended September 30, 2024. All per share amounts included herein are on a diluted per common share basis unless otherwise stated.

Third Quarter 2024 Financial and Operating Highlights:

▪	Invested approximately $237 million in 93 retail net lease properties
▪	Commenced eight development or Developer Funding Platform (“DFP”) projects for total committed capital of approximately $34 million
▪	Net Income per share attributable to common stockholders increased 2.6% to $0.42
▪	Core Funds from Operations (“Core FFO”) per share increased 2.2% to $1.01
▪	Adjusted Funds from Operations (“AFFO”) per share increased 2.8% to $1.03
▪	Declared an October monthly dividend of $0.253 per common share, a 2.4% year-over-year increase
▪	Sold 6.6 million shares of common stock via the forward component of the Company's at-the-market equity ("ATM") program for anticipated net proceeds of approximately $469 million
▪	Settled 2.9 million shares of outstanding forward equity for net proceeds of approximately $176 million
▪	Over $1.9 billion of total liquidity including availability on the revolving credit facility, outstanding forward equity, and cash on hand
▪	Balance sheet well positioned at 3.6 times proforma net debt to recurring EBITDA; 4.9 times excluding unsettled forward equity

Financial Results

Net Income Attributable to Common Stockholders

Net Income for the three months ended September 30, 2024 increased 7.2% to $42.5 million, compared to Net Income of $39.7 million for the comparable period in 2023. Net Income per share for the three months ended September 30th increased 2.6% to $0.42, compared to Net Income per share of $0.41 for the comparable period in 2023.

Net Income for the nine months ended September 30, 2024 increased 16.8% to $138.4 million, compared to Net Income of $118.4 million for the comparable period in 2023. Net Income per share for the nine months ended September 30th increased 8.6% to $1.37, compared to Net Income per share of $1.26 for the comparable period in 2023.

Core FFO

Core FFO for the three months ended September 30, 2024 increased 6.8% to $102.9 million, compared to Core FFO of $96.4 million for the comparable period in 2023. Core FFO per share for the three months ended September 30th increased 2.2% to $1.01, compared to Core FFO per share of $0.99 for the comparable period in 2023.

Core FFO for the nine months ended September 30, 2024 increased 11.7% to $309.1 million, compared to Core FFO of $276.8 million for the comparable period in 2023. Core FFO per share for the nine months ended September 30th increased 3.8% to $3.05, compared to Core FFO per share of $2.94 for the comparable period in 2023.

AFFO

AFFO for the three months ended September 30, 2024 increased 7.4% to $104.8 million, compared to AFFO of $97.6 million for the comparable period in 2023. AFFO per share for the three months ended September 30th increased 2.8% to $1.03, compared to AFFO per share of $1.00 for the comparable period in 2023.

AFFO for the nine months ended September 30, 2024 increased 12.5% to $313.3 million, compared to AFFO of $278.4 million for the comparable period in 2023. AFFO per share for the nine months ended September 30th increased 4.6% to $3.10, compared to AFFO per share of $2.96 for the comparable period in 2023.

Dividend

In the third quarter, the Company declared monthly cash dividends of $0.250 per common share for each of July, August and September 2024. The monthly dividends declared during the third quarter reflect an annualized dividend amount of $3.00 per common share, representing a 2.9% increase over the annualized dividend amount of $2.916 per common share from the third quarter of 2023. The dividends represent payout ratios of approximately 74% of Core FFO per share and 73% of AFFO per share, respectively.

For the nine months ended September 30, 2024, the Company declared monthly cash dividends totaling $2.241 per common share, a 2.9% increase over the dividends of $2.178 per common share declared for the comparable period in 2023. The dividends represent payout ratios of approximately 73% of Core FFO per share and 72% of AFFO per share, respectively.

Subsequent to quarter end, the Company declared an increased monthly cash dividend of $0.253 per common share for October 2024. The monthly dividend reflects an annualized dividend amount of $3.036 per common share, representing a 2.4% increase over the annualized dividend amount of $2.964 per common share from the fourth quarter of 2023. The October dividend is payable on November 14, 2024 to stockholders of record at the close of business on October 31, 2024.

Additionally, subsequent to quarter end, the Company declared a monthly cash dividend on its 4.25% Series A Cumulative Redeemable Preferred Stock of $0.08854 per depositary share, which is equivalent to $1.0625 per annum. The dividend is payable on November 1, 2024 to stockholders of record at the close of business on October 22, 2024.

Earnings Guidance

	Prior 2024 Guidance(1)	Revised 2024 Guidance
AFFO per share(2)	$4.11 to $4.14	$4.12 to $4.14
General and administrative expenses (% of adjusted revenue)(3)	5.7% to 6.0%	5.7% to 5.9%
Non-reimbursable real estate expenses (% of adjusted revenue)(3)	1.0% to 1.5%	1.1% to 1.4%
Income and other tax expense	$4 to $5 million	$4 to $4.75 million
Acquisition volume	Approximately $700 million	Approximately $850 million
Disposition volume	$60 to $100 million	$70 to $100 million

The Company’s 2024 guidance is subject to risks and uncertainties more fully described in this press release and in the Company’s filings with the Securities and Exchange Commission.

(1)	As issued on July 23, 2024.
(2)	The Company does not provide guidance with respect to the most directly comparable GAAP financial measure or provide reconciliations to GAAP from its forward-looking non-GAAP financial measure of AFFO per share guidance due to the inherent difficulty of forecasting the effect, timing and significance of certain amounts in the reconciliation that would be required by Item 10(e)(1)(i)(B) of Regulation S-K. Examples of these amounts include impairments of assets, gains and losses from sales of assets, and depreciation and amortization from new acquisitions or developments. In addition, certain non-recurring items may also significantly affect net income but are generally adjusted for in AFFO. Based on our historical experience, the dollar amounts of these items could be significant and could have a material impact on the Company’s GAAP results for the guidance period.
(3)	Adjusted revenue excludes the impact of the amortization of above and below market lease intangibles.

CEO Comments

"We are very pleased with our year-to-date performance as we have accelerated investment activity while strengthening our balance sheet through proactive capital markets transactions," said Joey Agree, President and Chief Executive Officer. "During the quarter, we raised nearly $470 million of forward equity, contributing to record liquidity of over $1.9 billion. Given the continued strong performance of our portfolio and accelerating investment activity across all three external growth platforms, we are increasing full-year 2024 acquisition guidance to approximately $850 million and raising the lower end of our 2024 AFFO per share guidance to a range of $4.12 to $4.14.”

Portfolio Update

As of September 30, 2024, the Company’s portfolio consisted of 2,271 properties located in 49 states and contained approximately 47.2 million square feet of gross leasable area. At quarter end, the portfolio was 99.6% leased, had a weighted-average remaining lease term of approximately 7.9 years, and generated 67.5% of annualized base rents from investment grade retail tenants.

Ground Lease Portfolio

As of September 30, 2024, the Company’s ground lease portfolio consisted of 223 leases located in 35 states and totaled approximately 6.1 million square feet of gross leasable area. Properties ground leased to tenants represented 10.9% of annualized base rents.

At quarter end, the ground lease portfolio was fully occupied, had a weighted-average remaining lease term of approximately 9.8 years, and generated 87.3% of annualized base rents from investment grade retail tenants.

Acquisitions

Total acquisition volume for the third quarter was approximately $215.6 million and included 66 properties net leased to leading retailers operating in sectors including general merchandise, warehouse clubs, home improvement, auto parts, tire and auto service, and grocery stores. The properties are located in 24 states and leased to tenants operating in 17 sectors. The properties were acquired at a weighted-average capitalization rate of 7.5% and had a weighted-average remaining lease term of approximately 9.8 years. Approximately 60.3% of annualized base rents acquired were generated from investment grade retail tenants.

For the nine months ended September 30, 2024, total acquisition volume was approximately $524.9 million. The 144 acquired properties are located in 37 states and leased to tenants who operate in 26 retail sectors. The properties were acquired at a weighted-average capitalization rate of 7.6% and had a weighted-average remaining lease term of approximately 9.2 years. Approximately 60.8% of annualized base rents were generated from investment grade retail tenants.

The Company's outlook for acquisition volume for the full year 2024 is being increased to approximately $850 million of high-quality retail net lease properties, from approximately $700 million previously.

Dispositions

During the third quarter, the Company sold two properties for gross proceeds of approximately $7.2 million. The dispositions were completed at a weighted-average capitalization rate of 5.8%.

During the nine months ended September 30, 2024, the Company sold 18 properties for gross proceeds of approximately $66.4 million. The dispositions were completed at a weighted-average capitalization rate of 6.3%.

The Company is increasing the lower end of its full-year 2024 disposition guidance range from $60 million to $70 million, while maintaining the upper end of the range at $100 million.

Development and Developer Funding Platform

During the third quarter, the Company commenced eight development or DFP projects, with total anticipated costs of approximately $33.7 million. Construction continued during the quarter on 13 projects with anticipated costs totaling approximately $58.9 million. The Company completed six projects during the quarter with total costs of approximately $19.0 million.

For the nine months ended September 30, 2024, the Company had 33 development or DFP projects completed or under construction with anticipated total costs of approximately $134.8 million. The projects are leased to leading retailers including TJX Companies, Burlington, Starbucks, 7-Eleven, Gerber Collision, and Sunbelt Rentals.

The following table presents estimated costs for the Company's active or completed development or DFP projects as of September 30, 2024:

	Three Months Ended September 30, 2024	Nine Months Ended September 30, 2024
Number of Projects	27	33
Costs Funded During Q3 2024	$21,231	$21,231
Costs Funded Prior to Q3 2024	43,264	66,462
Remaining Funding Costs	47,131	47,131
Anticipated Total Project Costs	$111,626	$134,824

Development and DFP project costs are in thousands. Any differences are the result of rounding. Costs Funded During Q3 2024 exclude any costs associated with projects that were completed in prior quarters. Remaining Funding Costs exclude any costs associated with projects that were completed in Q3 2024. Costs Funded Prior to Q3 2024 may include adjustments related to completed projects to arrive at the correct Anticipated Total Project Costs.

Leasing Activity and Expirations

During the third quarter, the Company executed new leases, extensions or options on approximately 785,000 square feet of gross leasable area throughout the existing portfolio. Notable new leases, extensions or options included a 211,000-square foot Walmart in Chillicothe, Ohio, and a 70,000-square foot Marshalls & HomeGoods in Secaucus, New Jersey.

For the nine months ended September 30, 2024, the Company executed new leases, extensions or options on approximately 1.5 million square feet of gross leasable area throughout the existing portfolio.

As of September 30, 2024, the Company’s 2024 lease maturities represented less than 0.1% of annualized base rents. The following table presents contractual lease expirations within the Company’s portfolio as of September 30, 2024, assuming no tenants exercise renewal options:

Year	Leases	Annualized Base Rent (1)	Percent of Annualized Base Rent	Gross Leasable Area	Percent of Gross Leasable Area
2024	3	$271	0.0%	24	0.1%
2025	51	10,019	1.7%	977	2.1%
2026	124	27,924	4.7%	2,819	6.0%
2027	164	36,927	6.2%	3,460	7.4%
2028	176	46,297	7.8%	4,135	8.8%
2029	201	64,092	10.8%	6,214	13.2%
2030	287	60,707	10.2%	4,879	10.4%
2031	190	44,758	7.5%	3,286	7.0%
2032	243	50,240	8.4%	3,676	7.8%
2033	208	47,274	7.9%	3,734	7.9%
Thereafter	803	207,559	34.8%	13,818	29.3%
Total Portfolio	2,450	$596,068	100.0%	47,022	100.0%

The contractual lease expirations presented above exclude the effect of replacement tenant leases that had been executed as of September 30, 2024, but that had not yet commenced. Annualized Base Rent and gross leasable area (square feet) are in thousands; any differences are the result of rounding.

(1)	Annualized Base Rent represents the annualized amount of contractual minimum rent required by tenant lease agreements as of September 30, 2024, computed on a straight-line basis. Annualized Base Rent is not, and is not intended to be, a presentation in accordance with generally accepted accounting principles (“GAAP”). The Company believes annualized contractual minimum rent is useful to management, investors, and other interested parties in analyzing concentrations and leasing activity.

Top Tenants

The following table presents annualized base rents for all tenants that represent 1.5% or greater of the Company’s total annualized base rent as of September 30, 2024:

Tenant	Annualized Base Rent(1)	Percent of Annualized Base Rent
Walmart	$37,707	6.3%
Tractor Supply	28,191	4.7%
Dollar General	27,591	4.6%
Best Buy	20,382	3.4%
TJX Companies	19,067	3.2%
CVS	18,836	3.2%
Dollar Tree	18,236	3.1%
Lowe's	17,877	3.0%
Kroger	17,102	2.9%
O'Reilly Auto Parts	16,962	2.8%
Hobby Lobby	16,434	2.8%
Gerber Collision	14,179	2.4%
7-Eleven	13,831	2.3%
Burlington	13,361	2.2%
Sunbelt Rentals	13,134	2.2%
Sherwin-Williams	11,612	1.9%
Wawa	9,916	1.7%
Home Depot	9,591	1.6%
Other(2)	272,059	45.7%
Total Portfolio	$596,068	100.0%

Annualized Base Rent is in thousands; any differences are the result of rounding.

(1)	Refer to footnote 1 on page 5 for the Company’s definition of Annualized Base Rent.
(2)	Includes tenants generating less than 1.5% of Annualized Base Rent.

Retail Sectors

The following table presents annualized base rents for all the Company’s retail sectors as of September 30, 2024:

Sector	Annualized Base Rent(1)	Percent of Annualized Base Rent
Grocery Stores	$56,066	9.4%
Home Improvement	55,305	9.3%
Tire and Auto Service	49,162	8.3%
Convenience Stores	46,077	7.7%
Dollar Stores	44,618	7.5%
Off-Price Retail	36,596	6.1%
Auto Parts	33,966	5.7%
General Merchandise	33,151	5.6%
Farm and Rural Supply	29,963	5.0%
Pharmacy	23,787	4.0%
Consumer Electronics	23,606	4.0%
Crafts and Novelties	18,752	3.1%
Warehouse Clubs	15,617	2.6%
Discount Stores	14,595	2.4%
Health Services	14,249	2.4%
Equipment Rental	14,190	2.4%
Dealerships	12,429	2.1%
Health and Fitness	10,882	1.8%
Restaurants - Quick Service	10,800	1.8%
Sporting Goods	8,162	1.4%
Specialty Retail	7,172	1.2%
Financial Services	6,718	1.1%
Restaurants - Casual Dining	5,830	1.0%
Theaters	3,854	0.7%
Pet Supplies	3,714	0.6%
Home Furnishings	3,672	0.6%
Beauty and Cosmetics	3,482	0.6%
Shoes	3,421	0.6%
Entertainment Retail	2,323	0.4%
Apparel	1,883	0.3%
Miscellaneous	1,242	0.2%
Office Supplies	784	0.1%
Total Portfolio	$596,068	100.0%

Annualized Base Rent is in thousands; any differences are the result of rounding.

(1)	Refer to footnote 1 on page 5 for the Company’s definition of Annualized Base Rent.

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Geographic Diversification

The following table presents annualized base rents for all states that represent 1.5% or greater of the Company’s total annualized base rent as of September 30, 2024:

State	Annualized Base Rent(1)	Percent of Annualized Base Rent
Texas	$41,336	6.9%
Illinois	33,355	5.6%
Florida	31,900	5.4%
Ohio	31,791	5.3%
North Carolina	31,307	5.3%
Michigan	30,269	5.1%
New York	27,081	4.5%
Pennsylvania	27,078	4.5%
Georgia	24,209	4.1%
California	23,850	4.0%
New Jersey	23,811	4.0%
Wisconsin	17,200	2.9%
Missouri	17,031	2.9%
Virginia	15,456	2.6%
Louisiana	14,817	2.5%
South Carolina	14,763	2.5%
Mississippi	14,162	2.4%
Kansas	14,120	2.4%
Minnesota	13,172	2.2%
Connecticut	12,653	2.1%
Tennessee	11,631	2.0%
Massachusetts	11,351	1.9%
Oklahoma	9,560	1.6%
Indiana	9,436	1.6%
Alabama	9,421	1.6%
Kentucky	9,267	1.6%
Other(2)	76,041	12.5%
Total Portfolio	$596,068	100.0%

Annualized Base Rent is in thousands; any differences are the result of rounding.

(1)	Refer to footnote 1 on page 5 for the Company’s definition of Annualized Base Rent.
(2)	Includes states generating less than 1.5% of Annualized Base Rent.

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Capital Markets, Liquidity and Balance Sheet

Capital Markets

In August, the Company entered into a Fourth Amended and Restated Revolving Credit Agreement to increase its senior unsecured revolving credit facility (the "Credit Facility") to $1.25 billion. The Credit Facility includes an accordion option that allows the Company to request additional lender commitments up to a total of $2.0 billion. The Credit Facility matures in August 2028 with Company options to extend the maturity date to August 2029. Based on the Company's current credit ratings and leverage ratio, pricing on the Credit Facility is 82.5 basis points over SOFR, down from 87.5 basis points under the prior revolving credit facility.

During the third quarter, the Company entered into forward sale agreements in connection with its ATM program to sell an aggregate of 6.6 million shares of common stock for net proceeds of $469.2 million. Additionally, the Company settled 2.9 million shares under existing forward sale agreements for net proceeds of $175.7 million.

The following table presents the Company’s outstanding forward equity offerings as of September 30, 2024:

Forward Equity Offerings	Shares Sold	Shares Settled	Shares Remaining	Net Proceeds Received	Anticipated Net Proceeds Remaining
Q4 2023 ATM Forward Offerings	3,833,871	800,000	3,033,871	$49,259,120	$186,048,802
Q1 2024 ATM Forward Offerings	20,743	-	20,743	-	$1,273,219
Q2 2024 ATM Forward Offerings	3,235,964	2,100,000	1,135,964	$126,448,980	$68,403,251
Q3 2024 ATM Forward Offerings	6,602,317	-	6,602,317	-	$469,229,380
Total Forward Equity Offerings	13,692,895	2,900,000	10,792,895	$175,708,100	$724,954,652

Liquidity

As of September 30, 2024, the Company had total liquidity of over $1.9 billion, which includes $1.2 billion of availability under its Credit Facility, $725.0 million of outstanding forward equity, and $13.2 million of cash on hand. The Company’s $1.25 billion Credit Facility includes an accordion option that allows the Company to request additional lender commitments of up to a total of $2.0 billion.

Balance Sheet

As of September 30, 2024, the Company’s net debt to recurring EBITDA was 4.9 times. The Company’s proforma net debt to recurring EBITDA was 3.6 times when deducting the $725.0 million of anticipated net proceeds from the outstanding forward equity offerings from the Company’s net debt of $2.7 billion as of September 30, 2024. The Company’s fixed charge coverage ratio was 4.5 times at quarter end.

The Company’s total debt to enterprise value was 25.3% as of September 30, 2024. Enterprise value is calculated as the sum of net debt, the liquidation value of the Company’s preferred stock, and the market value of the Company’s outstanding shares of common stock, assuming conversion of Operating Partnership (or “OP”) common units into common stock of the Company.

For the three months and nine months ended September 30, 2024, the Company's fully diluted weighted-average shares outstanding were 101.7 million and 100.9 million, respectively. The basic weighted-average shares outstanding for the three and nine months ended September 30, 2024 were 100.4 million and 100.3 million, respectively.

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For the three and nine months ended September 30, 2024, the Company's fully diluted weighted-average shares and units outstanding were 102.1 million and 101.2 million, respectively. There were 100.7 million basic weighted-average shares and units outstanding for both the three and nine months ended September 30, 2024.

The Company’s assets are held by, and its operations are conducted through, the Operating Partnership, of which the Company is the sole general partner. As of September 30, 2024, there were 347,619 Operating Partnership common units outstanding, and the Company held a 99.7% common interest in the Operating Partnership.

Conference Call/Webcast

The Company will host its quarterly analyst and investor conference call on Wednesday, October 23, 2024 at 9:00 AM ET. To participate in the conference call, please dial (800) 836-8184 approximately ten minutes before the call begins.

Additionally, a webcast of the conference call will be available via the Company’s website. To access the webcast, visit www.agreerealty.com ten minutes prior to the start time of the conference call and go to the Investors section of the website. A replay of the conference call webcast will be archived and available online through the Investors section of www.agreerealty.com.

About Agree Realty Corporation

Agree Realty Corporation is a publicly traded real estate investment trust that is RETHINKING RETAIL through the acquisition and development of properties net leased to industry-leading, omni-channel retail tenants. As of September 30, 2024, the Company owned and operated a portfolio of 2,271 properties, located in 49 states and containing approximately 47.2 million square feet of gross leasable area. The Company’s common stock is listed on the New York Stock Exchange under the symbol “ADC”. For additional information on the Company and RETHINKING RETAIL, please visit www.agreerealty.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements about projected financial and operating results, within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,”, “can”, “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “assume,” “plan,” “outlook” or other similar words or expressions. Forward-looking statements, including our updated 2024 guidance, are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information. Although these forward-looking statements are based on good faith beliefs, reasonable assumptions and the Company’s best judgment reflecting current information, you should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control and which could materially affect the Company’s results of operations, financial condition, cash flows, performance or future achievements or events. Currently, some of the most significant factors, include the potential adverse effect of ongoing worldwide economic uncertainties and increased inflation and interest rates on the financial condition, results of operations, cash flows and performance of the Company and its tenants, the real estate market and the global economy and financial markets. The extent to which these conditions will impact the Company and its tenants will depend on future developments, which are highly uncertain and cannot be predicted with confidence. Moreover, investors are cautioned to interpret many of the risks identified in the risk factors discussed in the Company’s Annual Report on Form 10-K and subsequent quarterly reports filed with the Securities and Exchange Commission (the “SEC”), as well as the risks set forth below, as being heightened as a result of the ongoing and numerous adverse impacts of the macroeconomic environment. Additional important factors, among others, that may cause the Company’s actual results to vary include the general deterioration in national economic conditions, weakening of real estate markets, decreases in the availability of credit, increases in interest rates, adverse changes in the retail industry, the Company’s continuing ability to qualify as a REIT and other factors discussed in the Company’s reports filed with the SEC. The forward-looking statements included in this press release are made as of the date hereof. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events, changes in the Company’s expectations or assumptions or otherwise.

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For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.agreerealty.com.

The Company defines the “weighted-average capitalization rate” for acquisitions and dispositions as the sum of contractual fixed annual rents computed on a straight-line basis over the primary lease terms and anticipated annual net tenant recoveries, divided by the purchase and sale prices for occupied properties.

References to “Core FFO” and “AFFO” in this press release are representative of Core FFO attributable to OP common unitholders and AFFO attributable to OP common unitholders. Detailed calculations for these measures are shown in the Reconciliation of Net Income to FFO, Core FFO and Adjusted FFO table as “Core Funds From Operations – OP Common Unitholders” and “Adjusted Funds from Operations – OP Common Unitholders”.

###

Contact:

Peter Coughenour

Chief Financial Officer

Agree Realty Corporation

(248) 737-4190

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Agree Realty Corporation

Consolidated Balance Sheet

($ in thousands, except share and per-share data)

(Unaudited)

	September 30, 2024	December 31, 2023
Assets:
Real Estate Investments:
Land	$2,404,085	$2,282,354
Buildings	5,197,392	4,861,692
Accumulated depreciation	(526,443)	(433,958)
Property under development	52,746	33,232
Net real estate investments	7,127,780	6,743,320
Real estate held for sale, net	13,611	3,642
Cash and cash equivalents	13,237	10,907
Cash held in escrows	-	3,617
Accounts receivable - tenants, net	98,205	82,954
Lease Intangibles, net of accumulated amortization of $434,540 and $360,061 at September 30, 2024 and December 31, 2023, respectively	837,865	854,088
Other assets, net	93,505	76,308
Total Assets	$8,184,203	$7,774,836

Liabilities:
Mortgage notes payable, net	42,366	42,811
Unsecured term loan, net	347,274	346,798
Senior unsecured notes, net	2,236,948	1,794,312
Unsecured revolving credit facility	49,000	227,000
Dividends and distributions payable	26,587	25,534
Accounts payable, accrued expenses, and other liabilities	142,196	101,401
Lease intangibles, net of accumulated amortization of $44,857 and $42,813 at September 30, 2024 and December 31, 2023, respectively	45,202	36,827
Total Liabilities	$2,889,573	$2,574,683

Equity:
Preferred Stock, $.0001 par value per share, 4,000,000 shares authorized, 7,000 shares Series A outstanding, at stated liquidation value of $25,000 per share, at September 30, 2024 and December 31, 2023	175,000	175,000
Common stock, $.0001 par value, 180,000,000 shares authorized, 103,522,677 and 100,519,355 shares issued and outstanding at September 30, 2024 and December 31, 2023, respectively	10	10
Additional paid-in-capital	5,534,978	5,354,120
Dividends in excess of net income	(434,485)	(346,473)
Accumulated other comprehensive income (loss)	18,459	16,554
Total Equity - Agree Realty Corporation	$5,293,962	$5,199,211
Non-controlling interest	668	942
Total Equity	$5,294,630	$5,200,153
Total Liabilities and Equity	$8,184,203	$7,774,836

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Agree Realty Corporation

Consolidated Statements of Operations and Comprehensive Income

($ in thousands, except share and per share-data)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2024	2023	2024	2023
Revenues
Rental Income	$154,292	$136,774	$456,139	$393,259
Other	40	38	222	71
Total Revenues	$154,332	$136,812	$456,361	$393,330

Operating Expenses
Real estate taxes	$11,935	$10,124	$33,357	$29,429
Property operating expenses	6,015	5,518	19,875	18,120
Land lease expense	421	411	1,251	1,252
General and administrative	9,114	8,844	28,336	26,087
Depreciation and amortization	51,504	45,625	150,421	129,020
Provision for impairment	2,694	3,195	7,224	4,510
Total Operating Expenses	$81,683	$73,717	$240,464	$208,418

Gain (loss) on sale of assets, net	1,850	(20)	11,102	299
Gain (loss) on involuntary conversion, net	(56)	-	(91)	-

Income from Operations	$74,443	$63,075	$226,908	$185,211

Other (Expense) Income
Interest expense, net	$(28,942)	$(20,803)	$(79,809)	$(58,748)
Income and other tax (expense) benefit	(1,077)	(709)	(3,231)	(2,201)
Other (expense) income	104	94	587	184

Net Income	$44,528	$41,657	$144,455	$124,446

Less net income attributable to non-controlling interest	153	135	497	442

Net Income Attributable to Agree Realty Corporation	$44,375	$41,522	$143,958	$124,004

Less Series A Preferred Stock Dividends	1,859	1,859	5,578	5,578

Net Income Attributable to Common Stockholders	$42,516	$39,663	$138,380	$118,426

Net Income Per Share Attributable to Common Stockholders
Basic	$0.42	$0.41	$1.38	$1.26
Diluted	$0.42	$0.41	$1.37	$1.26

Other Comprehensive Income
Net Income	$44,528	$41,657	$144,455	$124,446
Amortization of interest rate swaps	(739)	(631)	(2,043)	(1,889)
Change in fair value and settlement of interest rate swaps	(11,760)	8,324	3,955	11,664
Total Comprehensive Income (Loss)	32,029	49,350	146,367	134,221
Less comprehensive income attributable to non-controlling interest	110	162	504	477
Comprehensive Income Attributable to Agree Realty Corporation	$31,919	$49,188	$145,863	$133,744

Weighted Average Number of Common Shares Outstanding - Basic	100,383,207	97,255,143	100,343,493	93,474,182
Weighted Average Number of Common Shares Outstanding - Diluted	101,715,311	97,349,473	100,882,858	93,732,359

13

Agree Realty Corporation

Reconciliation of Net Income to FFO, Core FFO and Adjusted FFO

($ in thousands, except share and per-share data)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
Net Income	$44,528	$41,657	$144,455	$124,446
Less Series A Preferred Stock Dividends	1,859	1,859	5,578	5,578
Net Income attributable to OP Common Unitholders	42,669	39,798	138,877	118,868
Depreciation of rental real estate assets	33,941	29,769	99,438	84,498
Amortization of lease intangibles - in-place leases and leasing costs	17,056	15,258	49,476	43,356
Provision for impairment	2,694	3,195	7,224	4,510
(Gain) loss on sale or involuntary conversion of assets, net	(1,794)	20	(11,011)	(299)
Funds from Operations - OP Common Unitholders	$94,566	$88,040	$284,004	$250,933
Amortization of above (below) market lease intangibles, net and assumed mortgage debt discount, net	8,377	8,377	25,137	25,866
Core Funds from Operations - OP Common Unitholders	$102,943	$96,417	$309,141	$276,799
Straight-line accrued rent	(3,332)	(2,795)	(9,675)	(8,942)
Stock based compensation expense	2,780	2,172	7,993	6,180
Amortization of financing costs and original issue discounts	1,871	1,160	4,359	3,217
Non-real estate depreciation	507	598	1,507	1,166
Adjusted Funds from Operations - OP Common Unitholders	$104,768	$97,552	$313,325	$278,420

Funds from Operations Per Common Share and OP Unit - Basic	$0.94	$0.90	$2.82	$2.67
Funds from Operations Per Common Share and OP Unit - Diluted	$0.93	$0.90	$2.81	$2.67

Core Funds from Operations Per Common Share and OP Unit - Basic	$1.02	$0.99	$3.07	$2.95
Core Funds from Operations Per Common Share and OP Unit - Diluted	$1.01	$0.99	$3.05	$2.94

Adjusted Funds from Operations Per Common Share and OP Unit - Basic	$1.04	$1.00	$3.11	$2.97
Adjusted Funds from Operations Per Common Share and OP Unit - Diluted	$1.03	$1.00	$3.10	$2.96

Weighted Average Number of Common Shares and OP Units Outstanding - Basic	100,730,826	97,602,762	100,691,112	93,821,801
Weighted Average Number of Common Shares and OP Units Outstanding – Diluted	102,062,930	97,697,092	101,230,477	94,079,978

Additional supplemental disclosure
Scheduled principal repayments	$243	$228	$717	$673
Capitalized interest	425	466	1,126	1,669
Capitalized building improvements	6,714	3,602	10,504	6,697

Non-GAAP Financial Measures

Funds from Operations (“FFO” or “Nareit FFO”)

FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (“Nareit”) to mean net income computed in accordance with GAAP, excluding gains (or losses) from sales of real estate assets and/or changes in control, plus real estate related depreciation and amortization and any impairment charges on depreciable real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most real estate industry investors consider FFO to be helpful in evaluating a real estate company’s operations. FFO should not be considered an alternative to net income as the primary indicator of the Company’s operating performance, or as an alternative to cash flow as a measure of liquidity. Further, while the Company adheres to the Nareit definition of FFO, its presentation of FFO is not necessarily comparable to similarly titled measures of other REITs due to the fact that all REITs may not use the same definition.

Core Funds from Operations (“Core FFO”)

The Company defines Core FFO as Nareit FFO with the addback of (i) noncash amortization of acquisition purchase price related to above- and below- market lease intangibles and discount on assumed debt and (ii) certain infrequently occurring items that reduce or increase net income in accordance with GAAP. Management believes that its measure of Core FFO facilitates useful comparison of performance to its peers who predominantly transact in sale-leaseback transactions and are thereby not required by GAAP to allocate purchase price to lease intangibles. Unlike many of its peers, the Company has acquired the substantial majority of its net-leased properties through acquisitions of properties from third parties or in connection with the acquisitions of ground leases from third parties. Core FFO should not be considered an alternative to net income as the primary indicator of the Company’s operating performance, or as an alternative to cash flow as a measure of liquidity. Further, the Company’s presentation of Core FFO is not necessarily comparable to similarly titled measures of other REITs due to the fact that all REITs may not use the same definition.

Adjusted Funds from Operations (“AFFO”)

AFFO is a non-GAAP financial measure of operating performance used by many companies in the REIT industry. AFFO further adjusts FFO and Core FFO for certain non-cash items that reduce or increase net income computed in accordance with GAAP. Management considers AFFO a useful supplemental measure of the Company’s performance, however, AFFO should not be considered an alternative to net income as an indication of its performance, or to cash flow as a measure of liquidity or ability to make distributions. The Company’s computation of AFFO may differ from the methodology for calculating AFFO used by other equity REITs, and therefore may not be comparable to such other REITs.

14

Agree Realty Corporation

Reconciliation of Non-GAAP Financial Measures

($ in thousands, except share and per-share data)

(Unaudited)

	Three months ended September 30,
	2024
Mortgage notes payable, net	$42,366
Unsecured term loan, net	347,274
Senior unsecured notes, net	2,236,948
Unsecured revolving credit facility	49,000
Total Debt per the Consolidated Balance Sheet	$2,675,588

Unamortized debt issuance costs and discounts, net	27,563
Total Debt	$2,703,151

Cash and cash equivalents	(13,237)
Net Debt	$2,689,914

Anticipated Net Proceeds from ATM Forward Offerings	$(724,955)
Proforma Net Debt	1,964,959

Net Income	$44,528
Interest expense, net	28,942
Income and other tax expense	1,077
Depreciation of rental real estate assets	33,941
Amortization of lease intangibles - in-place leases and leasing costs	17,056
Non-real estate depreciation	507
Provision for impairment	2,694
(Gain) loss on sale or involuntary conversion of assets, net	(1,794)
EBITDAre	$126,951

Run-Rate Impact of Investment, Disposition and Leasing Activity	$2,446
Amortization of above (below) market lease intangibles, net	8,294
Recurring EBITDA	$137,691

Annualized Recurring EBITDA	$550,764

Total Debt per the Consolidated Balance Sheet to Annualized Net Income	15.2	x

Net Debt to Recurring EBITDA	4.9	x

Proforma Net Debt to Recurring EBITDA	3.6	x

Non-GAAP Financial Measures

Total Debt and Net Debt

The Company defines Total Debt as debt per the consolidated balance sheet excluding unamortized debt issuance costs, original issue discounts and debt discounts. Net Debt is defined as Total Debt less cash, cash equivalents and cash held in escrows. The Company considers the non-GAAP measures of Total Debt and Net Debt to be key supplemental measures of the Company's overall liquidity, capital structure and leverage because they provide industry analysts, lenders and investors useful information in understanding our financial condition. The Company's calculation of Total Debt and Net Debt may not be comparable to Total Debt and Net Debt reported by other REITs that interpret the definitions differently than the Company. The Company presents Net Debt on both an actual and proforma basis, assuming the net proceeds of the Forward Offerings (see below) are used to pay down debt. The Company believes the proforma measure may be useful to investors in understanding the potential effect of the Forward Offerings on the Company's capital structure, its future borrowing capacity, and its ability to service its debt.

Forward Offerings

The Company has 10,792,895 shares remaining to be settled under the ATM Forward Offerings. Upon settlement, the offerings are anticipated to raise net proceeds of approximately $725.0 million based on the applicable forward sale price as of September 30, 2024. The applicable forward sale price varies depending on the offering. The Company is contractually obligated to settle the offerings by certain dates between January 2025 and October 2025.

EBITDAre

EBITDAre is defined by Nareit to mean net income computed in accordance with GAAP, plus interest expense, income tax expense, depreciation and amortization, any gains (or losses) from sales of real estate assets and/or changes in control, any impairment charges on depreciable real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. The Company considers the non-GAAP measure of EBITDAre to be a key supplemental measure of the Company's performance and should be considered along with, but not as an alternative to, net income or loss as a measure of the Company's operating performance. The Company considers EBITDAre a key supplemental measure of the Company's operating performance because it provides an additional supplemental measure of the Company's performance and operating cash flow that is widely known by industry analysts, lenders and investors. The Company’s calculation of EBITDAre may not be comparable to EBITDAre reported by other REITs that interpret the Nareit definition differently than the Company.

Recurring EBITDA

The Company defines Recurring EBITDA as EBITDAre with the addback of noncash amortization of above- and below- market lease intangibles, and after adjustments for the run-rate impact of the Company's investment and disposition activity for the period presented, as well as adjustments for non-recurring benefits or expenses. The Company considers the non-GAAP measure of Recurring EBITDA to be a key supplemental measure of the Company's performance and should be considered along with, but not as an alternative to, net income or loss as a measure of the Company's operating performance. The Company considers Recurring EBITDA a key supplemental measure of the Company's operating performance because it represents the Company's earnings run rate for the period presented and because it is widely followed by industry analysts, lenders and investors. Our Recurring EBITDA may not be comparable to Recurring EBITDA reported by other companies that have a different interpretation of the definition of Recurring EBITDA. Our ratio of net debt to Recurring EBITDA is used by management as a measure of leverage and may be useful to investors in understanding the Company’s ability to service its debt, as well as assess the borrowing capacity of the Company. Our ratio of net debt to Recurring EBITDA is calculated by taking annualized Recurring EBITDA and dividing it by our net debt per the consolidated balance sheet.

Annualized Net Income

Represents net income for the three months ended September 30, 2024, on an annualized basis.

Agree Realty Corporation

Rental Income

($ in thousands, except share and per share-data)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
Rental Income Source(1)
Minimum rents(2)	$143,143	$127,756	$421,122	$364,462
Percentage rents(2)	12	-	1,717	1,314
Operating cost reimbursement(2)	16,099	14,516	48,511	44,156
Straight-line rental adjustments(3)	3,332	2,795	9,675	8,942
Amortization of (above) below market lease intangibles(4)	(8,294)	(8,293)	(24,886)	(25,615)
Total Rental Income	$154,292	$136,774	$456,139	$393,259

(1) The Company adopted Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 842 “Leases” using the modified retrospective approach as of January 1, 2019. The Company adopted the practical expedient in FASB ASC 842 that alleviates the requirement to separately present lease and non-lease components of lease contracts. As a result, all income earned pursuant to tenant leases is reflected as one line, “Rental Income,” in the consolidated statement of operations. The purpose of this table is to provide additional supplementary detail of Rental Income.

(2) Represents contractual rentals and/or reimbursements as required by tenant lease agreements, recognized on an accrual basis of accounting. The Company believes that the presentation of contractual lease income is not, and is not intended to be, a presentation in accordance with GAAP. The Company believes this information is frequently used by management, investors, analysts and other interested parties to evaluate the Company’s performance.

(3) Represents adjustments to recognize minimum rents on a straight-line basis, consistent with the requirements of FASB ASC 842.

(4) In allocating the fair value of an acquired property, above- and below-market lease intangibles are recorded based on the present value of the difference between the contractual amounts to be paid pursuant to the leases at the time of acquisition and the Company’s estimate of current market lease rates for the property.